UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 15, 2009
CREDIT ACCEPTANCE CORPORATION

(Exact name of registrant as specified in its charter)

Michigan	000-20202	38-1999511

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25505 West Twelve Mile Road, Southfield, Michigan	48034-8339

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 248-353-2700
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
(a)	On June 15, 2009, Credit Acceptance Corporation (the “Company”) executed the Seventh Amendment (the “Amendment”), dated as of June 15, 2009, to the Fourth Amended and Restated Credit Agreement (the “Revised Credit Agreement”), dated February 7, 2006, between the Company, Comerica Bank and the other banks which are parties thereto from time to time (collectively, the “Banks”), and Comerica Bank as Administrative Agent for the Banks. The Amendment extends the maturity of the credit facility from June 22, 2010 to June 23, 2011. The Amendment also reduces the amount of the facility from $153.5 million to $140.0. The interest rate on borrowings under the facility has been increased from the prime rate minus 0.60% or 1.25% over the Eurodollar rate, at the Company’s option, to the prime rate plus 1.0% or 2.75% over the Eurodollar rate, at the Company’s option. The Eurodollar rate is subject to a floor of 1.50%. In addition, certain financial covenants were modified as follows:
•	The maximum Funded Debt to Tangible Net Worth ratio was reduced from 4.0 to 1.0 to a ratio of 3.25 to 1.0

•	The minimum Fixed Charge Coverage ratio was increased from 1.75 to 1.0 to a ratio of 2.0 to 1.0

•	The minimum Asset Coverage Ratio was increased from 1.0 to 1.0 to a ratio of 1.1 to 1.0
The credit facility continues to be secured by a lien on most of the Company’s assets. As of June 15, 2009, the Company had $107.6 million outstanding under the agreement. The Amendment is attached as Exhibit 4(f)(120) to this Form 8-K and incorporated herein by reference.
Item 8.01. Other Events.
On June 15, 2009, the Company issued a press release announcing the execution of the Amendment. The press release is attached as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
4(f)(120) — Seventh Amendment, dated as of June 15, 2009, to Fourth Amended and Restated Credit Agreement, dated February 7, 2006, between the Company, the Banks which are parties thereto from time to time, and Comerica Bank as Administrative Agent for the Banks.
99.1 — Press Release dated June 15, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREDIT ACCEPTANCE CORPORATION (Registrant)
By:	/s/ Douglas W. Busk
Douglas W. Busk
Senior Vice President and Treasurer
June 18, 2009